EXHIBIT 10.9(x)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated November 7, 2002 by and between Pediatric Services of America, Inc., a Delaware Corporation (the “Company”), and James M. McNeill (the “Executive”) amends and restates the Employment Agreement dated May 1, 1999 between the Company and the Executive and is effective commencing on May 1, 1999 (the “Commencement Date”).

W I T N E S S E T H:

WHEREAS, the parties wish to provide for the Executive’s employment by the Company on the terms and conditions herein set forth;

NOW, THEREFORE, it is agreed that:

1.    Employment Term.  Subject to the terms and conditions hereof, the Company shall employ the Executive, and the Executive shall serve the Company, as Senior Vice President and Chief Financial Officer of the Company for a period beginning on the date hereof and terminating on the second anniversary of the Commencement Date (the “Initial Term”). After the Initial Term, the Executive shall continue to serve the Company on the terms provided for herein for successive one (1) year periods commencing on each anniversary of the Commencement Date from and after the anniversary thereof occurring in 2001 (each, an “Additional Term”), unless and until either party hereto gives the other not less than ninety (90) days prior written notice of such party’s intent to terminate the Agreement at the end of the Initial Term or the Additional Term, if any, then in effect, whereupon the Executive’s employment shall terminate on the date specified in such notice. The term of the Executive’s employment hereunder, as it may be extended from time to time, is herein referred to as the “Term”.

2.    Duties.  During the term, the Executive shall serve as Senior Vice President and Chief Financial Officer of the Company, with such responsibilities as shall be specified from time to time by the Board of Directors of the Company, and subject at all times to the by-laws of the Company and the right of the Board of Directors and stockholders of the Company to determine the officers and directors of the Company, respectively. The Executive shall, during the Term, serve the Company on a full-time basis, faithfully, diligently, and competently and to the best of his ability, and will hold, in addition to the offices set forth above, such other offices in the Company and its subsidiaries and affiliates, if any, to which he may be elected, appointed or assigned by the Board of Directors from time to time, and will discharge such duties in connection therewith as may from time to time be assigned to him.

3.    Compensation.

(a)  During the Initial Term, the Company shall pay the Executive for the services rendered to the Company a salary (“Salary”) of One Hundred Fifty Five Thousand Dollars ($155,000.00) per annum for each year during the Initial Term, payable in installments (net of applicable withholding) not less frequently than bi-weekly in accordance with the Company’s regular policies.

(b)  At any time during the first year of the Initial Term, the Salary shall be subject to review by the Board of Directors and may, if the Executive’s performance is satisfactory to the Board of Directors and in the Board’s sole discretion, be increased by an amount determined by the Board.

(c)  During each Additional Term, if any, the Company shall pay the Executive a Salary equal to the Salary being paid to the Executive on the last day of the Initial Term or Additional Term immediately prior to such Additional Term, unless otherwise agreed by the Company and the Executive.

(d)  In addition to the Salary payable to the Executive, the Executive shall be entitled to participate in a bonus plan, the terms of which shall be determined and approved by the Board of Directors. Such bonus, if any, shall be payable upon determination of the amount due, but in no event later than thirty (30) days after the end of each fiscal year for the prior fiscal year of the Company.

4.    Benefits and Perquisites.

(a)  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses reasonably incurred by him in connection with the rendering of services hereunder against submission of appropriate vouchers and receipts in accordance with the Company’s policies from time to time in effect.

(b)  The Executive shall be entitled during the Term to participate in employee benefit plans and programs of the Company, including individual and family medical coverage and retirement plans, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible so to participate. Except as set forth above, the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and the Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations and laws applicable thereto.

(c)  During the Term, the Company shall provide for the Executive’s use a Company automobile of a value not to exceed eighteen thousand dollars ($18,000.00) and shall pay reasonable and appropriate maintenance, insurance and operating expenses related thereto. To the extent the Company is able to do so, it shall provide the Executive the option to purchase such automobile at any time during the Term for a purchase price equal to the greater of the book value thereof or one hundred dollars ($100.00). If the Company and the Executive so agree, the Executive may elect not to use a Company automobile as set forth above, and in such event the Company shall pay to the Executive during the Term an allowance in the amount of five hundred fifty dollars ($500.00) per month, together with reimbursement of the reasonable expenses incurred by the Executive for fuel, oil, tires and routine maintenance in connection with the use of the Executive’s own automobile.

(d)  The Executive shall be entitled to three (3) weeks paid vacation during each year of the Term. Such vacation must be taken with each year during the Term and may not be accumulated. Vacation will accrue during each calendar year on a pro rata basis.

5.    Disclosure of Information; Inventions and Discoveries.  The Executive shall promptly disclose to the Company all inventions, improvements, discoveries, data, processes, know-how, trademarks and other financial, scientific, marketing, operational and other information related to the business of the Company and its subsidiaries and affiliates (collectively, “Developments”) conceived, developed, learned or acquired by the Executive along or with others or of which the Executive obtains knowledge during the Term, whether or not during regular working hours or through the use of materials or facilities of the Company. All Developments shall be the sole and exclusive property of the Company, and upon requests the Executive shall deliver to the Company all data, drawings, sketches, models and other records relating thereto. In the event any such development shall be deemed by the Company to be patentable or otherwise protectable, the Executive shall, at the expense of the Company, assist the Company in obtaining in its name patents, trademarks and copyrights, as appropriate, in respect of such Development and shall execute all documents and do all other things necessary or proper to vest in the Company full title thereto.

6.    Confidentiality.  The Executive shall not at any time after the date of the Agreement divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices, ideas, know-how or data, whether patentable or not, with respect to any operations, financial, scientific, engineering, development or research work or with respect to any other confidential or secret aspects of the Company’s business (including, without limitation, financial and marketing data, customer and supplier lists, personnel information and other data and pricing arrangements with customers and suppliers, in each case relating to the Company). The covenant herein contained shall not extend for more than two years after termination of employment with respect to matters that are confidential to the business of the Company but do not constitute “trade secrets” as defined in O.C.G.A. 19-1-760.

7.    Non-Competition.  The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable and that the Executive’s services to the Company will bring him into close contact with confidential information concerning the Company, its employees, independent contractors, suppliers, customers and others with whom it does business. Accordingly, the Executive hereby agrees that during the Term and for a period of two years thereafter, the Executive shall not (a) within a 25 mile radius of any office where the Company or any subsidiary or affiliate thereof conducts business during the Term, engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, agent, independent contractor, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend the Executive’s name (or any part or variant thereof) to any business which is or as a result of the Executive’s engagement or participation would become competitive with any aspect of the Business of the Company or any such subsidiary or affiliate, (b) deal, directly or indirectly, in a competitive manner with any employee, independent contractor or supplier doing business with the Company or any subsidiary or affiliate thereof during the Term, (c) solicit any officer, director, employee, independent contractor or agent of the Company or any subsidiary or affiliate thereof to become an officer, director, employee, independent contractor or agent of the Executive, any entity with which the Executive is affiliated or anyone else, or (d) engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or any subsidiary or affiliate thereof or any trade name used by them. For purposes of this Agreement, “Business” shall mean providing pediatric home health services. Notwithstanding the foregoing, and subject to the Executive’s compliance with Section 6 hereof, subsequent to the Term (i) the Executive may serve as an employee of a corporation or other entity in which the Executive does not have an equity, debt or other investment or ownership interest (except that if the Executive is employed by a corporation or other entity described in clause (ii) below, the Executive may receive employee stock options and stock issuable upon exercise thereof constituting not more than one percent of the total outstanding securities of such corporation or other entity), provided such employment is otherwise in compliance with this Section 7, and (ii) except in the instances contemplated by clause (i) above, the ownership, in the aggregate, of less than two percent (2%) of the outstanding shares of any class of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing provision.

8.    Remedies.  The Executive acknowledges that irreparable damage would result to the Company if the provisions of Sections 5, 6 and 7 of this Agreement were not specifically enforced, and agrees that the Company shall be entitled to all appropriate legal, equitable and other remedies, including injunctive relief, in respect of any failure to comply with the provisions of such sections.

9.    Termination of Employment.

(a)  This Agreement shall terminate upon the death of the Executive. This Agreement may be terminated by the Board of Directors if the Executive shall be rendered incapable, by physical or mental illness or any other disability determined by a physician designated by the Company, from complying with the terms, conditions and provisions hereof on the Executive’s part to be kept, observed and performed (“Disability”). If this Agreement is terminated by reason of the Executive’s Disability, the Company shall give written notice to that effect to the Executive in the manner provided herein. In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the death or Disability of the Executive, in the event of such death or Disability of the Executive, the Salary payable hereunder shall continue to be paid at the then current rate for three (3) months after termination of the Executive’s employment as a result of Disability or until the end of the month in which death occurs. In the event of the death of the Executive during the Term, the sums payable hereunder shall be paid to the Executive’s personal representative.

(b)  The Executive’s employment with the company may be terminated by the Board of Directors, with or without cause, in accordance with the provisions hereof. Cause for termination shall include (i) the Executive’s conviction for, or plea of nolo contendere with respect to a charge of, a felony or a crime involving moral turpitude, (ii) the Executive’s commission of a material act of personal dishonesty or material breach of fiduciary duty involving personal profit in connection with the Executive’s employment by the Company, (iii) habitual absenteeism, chronic alcoholism or any other form of addiction to illegal substances on the part of the Executive, (iv) the Executive’s material breach of Sections 5, 6, or 7 of this Agreement or (v) the Executive’s material failure to perform his duties under this Agreement as determined in good faith by the Board of Directors of the Company, which failure continues for, or is not remedied within, a period of thirty (30) days after the Executive has received written notice thereof (it being understood that in the event of such a determination by the Board of Directors the Executive will be afforded the opportunity to be heard by the Board of Directors prior to such determination becoming final). In the event of termination by the Company under this Section 9(b) without cause, or pursuant to a constructive discharge, or by employee for Good Reason (as defined in 8(d) below), or failure to extend the Initial Term or the Additional Term as outlined in Section 1, the Company shall (a) pay the Executive all bonuses and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the date of termination (the annual bonus to be pro-rated for the portion of the year prior to termination) (b) continue to pay the executive his salary set forth in Section 8 (a) hereof for the longer of (i) the remaining term of this Agreement or (ii) a period of 12 (twelve) months, (c) continue to provide the insurance and other benefits provided herein for the period the salary is paid, (d) cause all grants of outstanding options, restricted stock, bonus stock and any other incentive stock award to become fully vested and remain exercisable for the remainder of their stated term, and (e) cause all deferred compensation, supplemental retirement programs and similar programs to become fully funded. In the event of termination by the Company under this Section 9(b) with cause, or in the event the Executive shall voluntarily terminate his employment, in addition to any other rights it may have the Company shall not be obligated to pay any additional salary or other benefits to the Executive. Notwithstanding any termination of this Agreement pursuant to this Section, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 5, 6, and 7 hereunder.

(c)  Upon termination of the Term, whether pursuant to Section 1 or this Section 9, the Executive or his personal representative shall promptly, and in any event within ten (10) days after such termination, deliver to the Company all books, memoranda, plans, records and written and other data of every kind relating to the business and affairs of the Company which are then in the Executive’s possession.

(d)  Termination by the Employee. The Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a decrease in the total amount of the Employee’s base salary below its level in effect on the date hereof, or a decrease in the bonus percentage to which the Employee is entitled, without the Employee’s written consent, provided, however, nothing herein shall be construed to guarantee the Employee’s bonus award if performance is below target; (ii) the assignment to the Employee, without Employee’s written consent, of any duties inconsistent with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Employee; (iii) a geographical relocation of the Employee of more than 25 miles without Employee’s written consent, (iv) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by the Employee or (v) any purported or threatened termination by the Company of the Employee’s employment otherwise than for cause, Employee’s death or Disability. For purposes of this Section 9(d), any good faith determination of “Good Reason” made by the Employee shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Employee for any reason at least ninety (90) but not more than one hundred twenty (120) days following a consummation of a change in control or during the thirty (30) day period immediately following the first anniversary of a change in control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

A change in control shall be deemed to have occurred when (i) the Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than fifty percent (50%) of the outstanding Voting Securities of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the shareholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the shareholders of the Company entitled to vote on such merger or consolidation, the shareholders of the Company as of such record date; (ii) any “person,” including a “syndication” or “group” as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding “Voting Securities,” which is any security which ordinarily possesses the power to vote in the election of the Board of Directors of a corporation without the happening of any precondition or contingency; (iii) if at any time the following do not constitute a majority of the Board of Directors of the Company: individuals who, prior to their election as a director of the Company were nominated, recommended or endorsed by a formal resolution of the Board; or (iv) the Company transfers substantially all of its assets to another corporation which is a less than fifty percent (50%) owned subsidiary of the Company.

(e)    Mutual Consent. By mutual written agreement of the Company and Employee.

10.    Insurance.  The Company shall have the right at its own cost and expense to apply for and to secure in its own name or otherwise life, health and/or accident insurance covering the Executive. The Executive agrees to submit to usual and customary medical examinations and otherwise cooperate with the Company in connection with the procurement of any such insurance and the assertion of any claims thereunder.

11.    Certain Representations.  The Executive hereby represents and warrants to the Company that neither the execution and delivery of the Agreement nor the performance by him of his obligations hereunder violates or constitutes a breach of any agreement or undertaking to which the Executive is a party or by which he is bound.

12.    Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

13.    Notices.  All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier, telegraphed, telexed, transmitted by facsimile or mailed by registered or certified mail, postage prepaid, addressed as follows:
If to the Executive:

James M. McNeill
4732 Tarry Post Lane
Suwanee, GA 30024
If to the Company:
Pediatric Services of America, Inc.
310 Technology Parkway
Norcross, Georgia 30092

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

14.    General.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either party hereto. Neither party hereto may assign such party’s rights or delegate such party’s duties under this Agreement without the prior written consent of the other party; provided, however, that this Agreement may be assigned and the Company’s duties delegated by, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of, the Company upon any sale of all or substantially all of the Company’s assets or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. The terms of this Agreement shall be governed by the laws of the State of Georgia, and shall constitute the entire Agreement by the Company and the Executive with respect to the subject matter hereof, and shall supersede any and all prior agreement or understandings between the Executive and the

Company, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

PEDIATRIC SERVICES OF AMERICA, INC.

Date: November 7, 2002	By /S/ JOSEPH D. SANSONE
Joseph D. Sansone
President and Chief Executive Officer

EXECUTIVE
Date: November 7, 2002	/S/ JAMES M. MCNEILL

NOTARY PUBLIC

Date: November 7, 2002	/S/ CHARLOTTE J. MITCHELL
Commission Expires: February 23, 2004